Exhibit 99.1

PURE Bioscience Reports Fiscal First Quarter 2022

Financial Results

Update on Business and PURE’s SDC-Based Antimicrobial Food Safety Solutions

RANCHO CUCAMONGA, CA (December 15, 2021) – PURE Bioscience, Inc. (OTCQB: PURE) (the “Company,” “PURE” or “we”), creator of the patented non-toxic silver dihydrogen citrate (SDC) antimicrobial, today reported financial results for the fiscal first quarter ended October 31, 2021.

Summary of Results – Fiscal First Quarter Operations

●	Net product sales were $497,000 and $1,417,000 for the fiscal first quarters ended October 31, 2021 and 2020, respectively. The decrease of $920,000 was attributable to decreased sales across our distribution and end-user network servicing the food processing, transportation and janitorial industry.
●	Net loss for the fiscal first quarter ended October 31, 2021 was $796,000, compared to $180,000 for the fiscal first quarter ended October 31, 2020.
●	Net loss per share was ($0.01) for the fiscal first quarter ended October 31, 2021, compared to a net loss of ($0.00) for the fiscal first quarter ended October 31, 2020.
●	Gross margin, as a percentage of net product sales, was 65% and 55% for the fiscal first quarters ended October 31, 2021 and 2020, respectively. The increase in gross margin percentage was due to the sale of higher-margin formulations and packaging configurations of our products during the fiscal first quarter ended October 31, 2021, compared to the fiscal first quarter ended October 31, 2020.

Business Update

Marketing and Sales

The Company has hired an international marketing firm, based out of Seattle, Washington, to support the Company’s efforts to increase revenue growth and brand recognition in the coming year. The firm focuses on working with companies to develop comprehensive marketing strategies that identify competitive delineation, drive-focused campaigns, and develop sales leads designed to materialize revenue. We expect their work to incorporate a website redesign, brand refresh, new strategic messaging and content, as well as focused video and digital campaigns that target markets such as food processing, food distribution, education, healthcare and government. We believe that a natural result of a formal marketing program, with a regular cadence of activity, will translate into market recognition of PURE as a highly-competitive brand that stands apart from the competition. Board Member, Kristin Taylor, has been instrumental in helping the Company to build a marketing function that is focused on revenue and results.

Along with a new marketing campaign, the Company is actively interviewing candidates for the newly-formed position of Director of Sales. The Company expects the individual who assumes this role to leverage his or her background in executing and delivering meaningful annual revenue targets within the bioscience sector.

The Company is in negotiations on a contract with a distributor for wider and deeper penetration into the Canadian markets. These efforts have included notification and filings with Health Canada providing a new importer of record. This distributor has been working with Canadian and multi-national food processing customers to validate usage and efficacy in facilities with the intent to begin sales efforts immediately upon execution.

Food Safety

Jason Kawata, Vice President, Food Division, continues to lead efforts to implement EPA PURE Hard Surface and FDA PURE Control in the fresh produce channels. Jason is joined in these efforts by distributors and consultants, including Factor IV Solutions and Dr. Martin Wiedmann, a member of PURE’s Scientific Advisory Board, to provide training and validation across the channel. The Company support and sales efforts continue as the produce industry ramps back up from the pandemic slow down. In-facility validation has begun with the second largest U.S. produce processor and is moving forward towards completion. We are currently in contract discussions with a multi-national chemical distributor to carry our products to their targeted customers in fruit and vegetable processing. Assuming this contract is executed, we believe this partnership will add another dimension to our efforts into the total produce industry.

The Company was featured in a weekly newsletter to the Produce Marketing Association and United Fresh, two industry-leading trade groups with a 375,000 combined monthly impressions. The Company provides targeted solutions to industry-specific issues with links to our website that include text and video explanations of our chemistry and application technologies along with validation data. We are seeing increased inquiry levels and new business opportunities from these efforts.

The addition of Tim Steffensmeier, Director of Technical Services, Food Division, also has helped our sales efforts. He has provided introductions to numerous multi-national food processors, including an evaluation installation in a facility that is one of 16 U.S. locations where we believe PURE Hard Surface is uniquely qualified to solve long-standing food safety issues. Following a successful evaluation, we expect a product adoption process to be implemented across all U.S. facilities. Mr. Steffensmeier’s efforts have also created new relationships and added customers across other food processing channels including produce, dairy, frozen food and protein.

Janitorial and Sanitation

Efforts continue in our janitorial and sanitation industries. This past fall, PURE Hard Surface was the cover article of School Bus Ride Magazine, an official publication of the National Association for Public Transportation. The article focuses on PURE Hard Surface as a product that combines the highest efficacy with the lowest EPA toxicity levels making it an ideal safety measure for student transportation and classroom disinfection efforts. PURE Hard Surface adoption continues and is now in over 20 school districts across the U.S. and growing.

Lighthouse for the Blind and Visually Impaired, our partner that blends and bottles PURE Hard Surface in its EPA-registered facility, was faced with pandemic and supply chain issues during the final phase of bringing its new facility on-line. While these issues have caused delays, production is now slated for this quarter. Lighthouse continues to sell PURE Hard Surface to their regular customers and have added 10 new Government Supply Administration (GSA) distributors as well as sales and business development staff to aid the National Industries for the Blind in their efforts to sell PURE Hard Surface - Ability One products.

Tom Y. Lee, Chief Executive Officer, said, “Our end-users continue to grow in all segments, however, the global pandemic continues to create labor and material shortages. These issues, along with the over-purchase of chemistry, continue to be hurdles in selling our products. PURE’s focus needs to be enhanced in 2022. This is why the Board of Directors has decided to invest in a formal marketing function that will be designed to help drive leads and a strong sales pipeline intended to increase revenue in all verticals. Marketing will also help to publicize our competitive delineation and compelling brand. We believe that refreshing the website, building new messaging and content, as well as tracking sales leads and revenue through our new CRM (customer relationship management) software, will help to drive growth. Additionally, we plan to add more sales headcount intended to propel the business forward in the coming year,” concluded Lee.

About PURE Bioscience, Inc.

PURE is focused on developing and commercializing our proprietary antimicrobial products primarily in the food safety arena. We provide solutions to combat the health and environmental challenges of pathogen and hygienic control. Our technology platform is based on patented, stabilized ionic silver, and our initial products contain silver dihydrogen citrate, better known as SDC. This is a broad-spectrum, non-toxic antimicrobial agent, and formulates well with other compounds. As a platform technology, SDC is distinguished from existing products in the marketplace because of its superior efficacy, reduced toxicity and mitigation of bacterial resistance. PURE is headquartered in Rancho Cucamonga, California (San Bernardino metropolitan area). Additional information on PURE is available at www.purebio.com.

Forward-looking Statements: Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Statements in this press release concerning the Company’s expectations, plans, business outlook, future performance, future potential revenues, expected results of the Company’s marketing efforts, the execution of contracts under negotiation, and any other statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements.” Forward-looking statements inherently involve risks and uncertainties that could cause our actual results to differ materially from any forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the Company’s failure to implement or otherwise achieve the benefits of its proposed business initiatives and plans; economic and other disruptions resulting from COVID-19; acceptance of the Company’s current and future products and services in the marketplace, including the Company’s ability to convert successful evaluations and tests for PURE Control and PURE Hard Surface into customer orders and customers continuing to place product orders as expected and to expand their use of the Company’s products; the Company’s ability to maintain relationships with its partners and other counterparties; the Company’s ability to generate sufficient revenues and reduce its operating expenses in order to reach profitability; the Company’s ability to raise the funding required to support its continued operations and the implementation of its business plan; the ability of the Company to develop effective new products and receive required regulatory approvals for such products, including the required data and regulatory approvals required to use its SDC-based technology as a direct food contact processing aid in raw meat processing and to expand its use in OLR poultry processing; competitive factors, including customer acceptance of the Company’s SDC-based products that are typically more expensive than existing treatment chemicals; dependence upon third-party vendors, including to manufacture its products; and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission (the SEC), including its Form 10-K for the fiscal year ended July 31, 2021 and Form 10-Q for the first fiscal quarter ended October 31, 2021. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contact:

Mark Elliott, VP Finance

PURE Bioscience, Inc.

Ph: 619-596-8600 ext: 116

PURE Bioscience, Inc.

Condensed Consolidated Balance Sheets

	October 31, 2021	July 31, 2021
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$1,760,000	$2,390,000
Accounts receivable	238,000	368,000
Inventories, net	312,000	332,000
Restricted cash	75,000	75,000
Prepaid expenses	68,000	32,000
Total current assets	2,453,000	3,197,000
Property, plant and equipment, net	769,000	740,000
Patents, net	333,000	366,000
Total assets	$3,555,000	$4,303,000
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$465,000	$593,000
Accrued liabilities	124,000	138,000
Loan payable	239,000	239,000
Total current liabilities	828,000	970,000
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value: 5,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value: 150,000,000 shares authorized, 87,873,141 shares issued and outstanding at October 31, 2021, and 87,223,141shares issued and outstanding at July 31, 2021	879,000	873,000
Additional paid-in capital	128,437,000	128,253,000
Accumulated deficit	(126,589,000)	(125,793,000)
Total stockholders’ equity	2,727,000	3,333,000
Total liabilities and stockholders’ equity	$3,555,000	$4,303,000

PURE Bioscience, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three months ended
	October 31,
	2021	2020
Net product sales	$497,000	$1,417,000
Royalty revenue	4,000	174,000
Total revenue	501,000	1,591,000
Cost of goods sold	172,000	641,000
Gross Profit	329,000	950,000
Operating costs and expenses
Selling, general and administrative	1,057,000	1,046,000
Research and development	67,000	83,000
Total operating costs and expenses	1,124,000	1,129,000
Loss from operations	(795,000)	(179,000)
Other income (expense)
Interest expense, net	(1,000)	(1,000)
Total other income (expense)	(1,000)	(1,000)
Net loss	$(796,000)	$(180,000)
Basic and diluted net loss per share	$(0.01)	$(0.00)
Shares used in computing basic and diluted net loss per share	87,432,380	87,072,951

PURE Bioscience, Inc.

Condensed Consolidated Statement of Stockholders’ Equity

(Unaudited)

	Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Equity
Balance July 31, 2021	87,223,141	$873,000	$128,253,000	$(125,793,000)	$3,333,000
Share-based compensation expense - stock options	—	—	169,000	—	169,000
Share-based compensation expense - restricted stock units	—	—	21,000	—	21,000
Issuance of common stock upon the vesting of restricted stock units	650,000	6,000	(6,000)	—	—
Net loss	—	—	—	(796,000)	(796,000)
Balance October 31, 2021 (Unaudited)	87,873,141	$879,000	$128,437,000	$(126,589,000)	$2,727,000

	Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Equity
Balance July 31, 2020	87,072,951	$871,000	$127,414,000	$(123,474,000)	$4,811,000
Share-based compensation expense - stock options	—	—	208,000	—	208,000
Share-based compensation expense - restricted stock units	—	—	21,000	—	21,000
Net loss	—	—	—	(180,000)	(180,000)
Balance October 31, 2020 (Unaudited)	87,072,951	$871,000	$127,643,000	$(123,654,000)	$4,860,000

PURE Bioscience, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended
	October 31,
	2021	2020
Operating activities
Net loss	$(796,000)	$(180,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation	190,000	229,000
Depreciation and amortization	58,000	45,000
Changes in operating assets and liabilities:
Accounts receivable	130,000	529,000
Inventories	20,000	(186,000)
Prepaid expenses	(36,000)	(30,000)
Accounts payable and accrued liabilities	(142,000)	(606,000)
Net cash used in operating activities	(576,000)	(199,000)
Investing activities
Purchases of property, plant and equipment	(54,000)	(174,000)
Net cash used in investing activities	(54,000)	(174,000)
Net decrease in cash and cash equivalents, and restricted cash	(630,000)	(373,000)
Cash and cash equivalents, and restricted cash at beginning of period	2,465,000	3,914,000
Cash and cash equivalents, and restricted cash at end of period	$1,835,000	$3,541,000

Reconciliation of cash and cash equivalents, and restricted cash to the condensed consolidated balance sheets
Cash and cash equivalents	$1,760,000	$3,466,000
Restricted cash	$75,000	$75,000
Total cash and cash equivalents and restricted cash	$1,835,000	$3,541,000